Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-72241) of The Goldfield Corporation of our report dated March 26, 2014 with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, cash flows and stockholders’ equity for each of the years then ended, which report appears in the December 31, 2013 annual report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Orlando, Florida
March 26, 2014
Certified Public Accountants